Exhibit 10.64

COMVERSE TECHNOLOGY, INC.

2005 STOCK INCENTIVE COMPENSATION PLAN

DEFERRED STOCK AWARD AGREEMENT

SECTION 1. GRANT OF DEFERRED STOCK UNITS.

(a) Award. On the terms and conditions set forth in this Agreement, the Company hereby grants to Charles Burdick (the “Grantee”) a total of 10,000 Deferred Stock Units (the “Granted Units”) as of December 3, 2008.

(b) Shareholder Rights. The Grantee (or any successor in interest) shall not have any of the rights of a shareholder (including, without limitation, voting, dividend and liquidation rights) with respect to the Granted Units until such time as the Company delivers to the Grantee the shares of Common Stock in settlement of the Granted Units, as described in Section 4.

(c) Plan and Defined Terms. This award is granted under and subject to the terms of the 2005 Stock Incentive Compensation Plan and the Stock Incentive Compensation Plan (2005) Addendum dated July 5, 2005 (together the “Plan”), which is incorporated herein by reference. Capitalized terms used herein and not defined in the Agreement (including Section 7 hereof) shall have the meaning set forth in the Plan. To the extent any conflict between the terms of this Agreement and the Plan, the terms of the Plan shall control.

(d) Grantee Undertaking. The Grantee agrees to execute such further instruments and to take such action as may reasonably be necessary to carry out the intent of this Agreement.

SECTION 2. NO TRANSFER OR ASSIGNMENT OF AWARD.

This Award and the rights and privileges conferred hereby shall not be sold, pledged or otherwise transferred (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment, levy or similar process; provided, however, that the Grantee shall be permitted to transfer this Award, in connection with his or her estate plan, to the Grantee’s spouse, siblings, parents, children and grandchildren or a charitable organization that is exempt under Section 501(c)(3) of the Code or to trusts for the benefit of such persons or partnerships, corporations, limited liability companies or other entities owned solely by such persons, including trusts for such persons or to the Grantee’s former spouse in accordance with a domestic relations order.

SECTION 3. VESTING; TERMINATION OF SERVICE.

(a) Vesting. This award shall vest 100% on January 1, 2010 (the “Vesting Date”).

(b) Termination of Continuous Service. Except as otherwise provided in this Section 3, the unvested portion of the award shall be forfeited as of the date (the “Termination Date”) that the Grantee actually ceases to provide services to the Company or any Affiliate in any capacity of Employee, Director or Consultant (irrespective of whether the Grantee continues to receive severance or any other continuation payments or benefits after such date) (such cessation of the provision of services by Grantee being referred to as “Service Termination”). A Service

Termination shall not occur and Continuous Service shall not be considered interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Subsidiary or Affiliate, or any successor, in any capacity of Employee, Director or Consultant, or (iii) any change in status as long as the individual remains in the service of the Company or a Subsidiary or Affiliate in any capacity of Employee, Director or Consultant.

(c) Involuntary Termination. In the event of Service Termination due to death, disability, mandatory retirement pursuant to Board policy or failure of the Director to be re-nominated or re-elected to the Board (provided such Director has indicated his willingness to stand for re-nomination or re-election, as the case may be), the Granted Units shall vest on the Termination Date and the shares of Common Stock to be issued under the vested Granted Units shall be delivered to the Grantee in accordance with Section 4 hereof, provided, however, that in the event of a Change in Control on or after the Termination Date and prior to the Delivery Date, the Common Stock shall be delivered on the date of the Change in Control.

(d) Resignation or Other Termination. In the event of Service Termination resulting from the Grantee’s voluntary resignation or termination from the Board for any reason except as set forth in Section 3(c) above, all unvested Granted Units subject to this award shall be immediately forfeited as of the Termination Date.

(e) Change in Control. Any unvested portion of the Granted Units shall become 100% vested upon a Change in Control.

SECTION 4. SETTLEMENT OF GRANTED UNITS.

(a) The Company shall deliver to the Grantee on the Vesting Date or upon the date the Granted Units pursuant to Sections 3(c) or 3(e), or as soon as practicable thereafter, a number of shares of Common Stock equal to the aggregate number of Granted Units that vest as of such date; provided, however, that no shares of Common Stock will be issued in settlement of this award unless the issuance of shares complies with all relevant provisions of law and the requirements of any stock exchange upon which the shares of Common Stock may then be listed. No fractional shares of Common Stock will be issued. The Company will pay cash in respect of fractional shares of Common Stock.

(b) Notwithstanding anything to the contrary contained in this Section 4(a), and subject to this Section 4(b), in the event that any shares are deliverable to the Grantee in respect of Granted Units when there is no effective registration statement on Form S-8 or any successor form under the Securities Act of 1933, as amended, in respect of shares of Common Stock underlying the Granted Units, the number of shares of Common Stock deliverable to the Grantee in respect of any Granted Units which vest on such date shall be deliverable to the Grantee on the first date within calendar year 2010 on which there is an Effective Registration (as defined below) in place, but in no event later than December 31, 2010; provided, however, in the event that any shares are deliverable to the Grantee in respect of Granted Units when there is no effective registration statement on Form S-8 or any successor form under the Securities Act of 1933, as amended, in respect of the shares underlying the Granted Units, unless the Grantee otherwise elects in writing, the Company shall repurchase from the Grantee, contemporaneously with the delivery of the shares underlying the Granted Units to the Grantee, a number of shares of

Common Stock issued in settlement of Granted Units with an aggregate value sufficient to cover the aggregate applicable, supplemental rate for Federal, State and local income taxes, with the shares of Common Stock valued using the closing price of the Common Stock on the Termination Date, Vesting Date or other delivery date, as applicable (provided, that, if such date is not a trading day, the Common Stock shall be valued using the price of the Common Stock on the last trading day before such Termination Date, Vesting Date or other delivery date, as applicable).

SECTION 5. ADJUSTMENT OF GRANTED UNITS.

If there shall be any change in the Common Stock of the Company, through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, split up, spinoff, combination of shares, exchange of shares, dividend in kind or other like change in capital structure or distribution (other than normal cash dividends) to shareholders of the Company, or any extraordinary dividend or distribution of cash or other assets, in order to prevent dilution or enlargement of participants’ rights under the Plan, the Committee shall adjust, in an equitable manner, the number and kind of shares that will be paid to the Grantee upon settlement of the Granted Units.

SECTION 6. MISCELLANEOUS PROVISIONS.

(a) No Retention Rights, No Future Awards. Nothing in this award or in the Plan shall confer upon the Grantee any right to any future Awards and to continue in Continuous Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Parent or Subsidiary employing or retaining the Grantee) or of the Grantee, which rights are hereby expressly reserved by each, to terminate his or her Continuous Service at any time and for any reason, with or without cause.

(b) Award Unfunded. The Granted Units represent an unfunded promise. The Grantee’s rights with respect to the Granted Units are no greater than the rights of a general unsecured creditor of the Company.

(c) Notice. Whenever under this Agreement it becomes necessary to give notice, such notice shall be in writing, signed by the party or parties giving or making the same, and shall be served on the person or persons for whom it is intended or who should be advised or notified, by Federal Express (or other similar overnight service) or by registered or certified mail, with postage and fees prepaid. Notice shall be addressed to the Company at its principal executive office and to the Grantee at the address that he or she most recently provided in writing to the Company.

(d) Entire Agreement. This Agreement and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof.

(e) Waiver. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.

(f) Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Grantee, the Grantee’s assigns and the legal representatives, heirs and legatees of the Grantee’s estate, whether or not any such person shall have become a party to this Agreement and have agreed in writing to be joined herein and be bound by the terms hereof.

(g) Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (regardless of the law that might otherwise govern under applicable New York principles of conflict of laws).

SECTION 7. DEFINITIONS.

(a) “Agreement” shall mean this Deferred Stock Unit Award Agreement.

(b) “Board” shall mean the Board of Directors of the Company.

(c) “Change of Control” means, and shall be deemed to have occurred:

(i) any person, entity or affiliated group becoming the beneficial owner or owners of more than fifty percent (50%) of the outstanding equity securities of the Company, or otherwise becoming entitled to vote shares representing more than fifty percent (50%) of the total voting power of the Company’s then-outstanding securities eligible to vote to elect members of the Board (the “Voting Securities”);

(ii) a consolidation or merger (in one transaction or a series of related transactions) of the Company pursuant to which the holders of the Company’s Voting Securities immediately prior to such transaction (or series of related transactions) would not be the holders immediately after such transaction (or series of related transactions) of more than fifty percent (50%) of the Voting Securities of the entity surviving such transaction (or series of related transactions);

(iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the entire Board ceased for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company’s shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or

(iv) a sale of all or substantially all of the Company’s assets.

(d) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

(e) “Disability” shall mean the Grantee’s inability to substantially perform his duties and responsibilities at the Company for a period of six (6) consecutive months or nine (9) out of twelve (12) nonconsecutive months due to a physical or mental disability.

(f) “Granted Units” shall have the meaning described in Section 1(a) of this Agreement.

(g) “Plan” shall have the meaning described in Section 1(c) of this Agreement.

(h) “Service Termination” shall have the meaning described in Section 3(b) of this Agreement.

(i) “Termination Date” shall have the meaning described in Section 3(b) of this Agreement.

(j) “Vesting Date” shall have the meaning described in Section 3(a) of this Agreement.

THIS AWARD SHALL BE SUBJECT TO ALL POLICIES ADOPTED BY THE BOARD WITH RESPECT TO DIRECTOR COMPENSATION, AS SUCH POLICIES MAY BE AMENDED FROM TIME TO TIME, INCLUDING THE POLICIES ADOPTED PURSUANT TO THE CORPORATE GOVERNANCE GUIDELINES & PRINCIPLES, AS AMENDED AND RESTATED BY THE BOARD OF DIRECTORS ON APRIL 20, 2007, WHICH CURRENTLY PROVIDES THAT DIRECTORS ARE REQUIRED TO HOLD FIFTY-PERCENT (50%) OF ALL SHARES OF COMMON STOCK RECEIVED AS COMPENSATION (AFTER THE SALE OF THAT PORTION NECESSARY FOR PAYMENT OF TAX LIABILITY) FOR AT LEAST AS LONG AS THE DIRECTOR CONTINUES TO SERVE ON THE BOARD.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the date below and the Agreement is effective as of the day and year first above written.

GRANTEE:	COMVERSE TECHNOLOGY, INC.

/s/ Charles Burdick	By:	/s/ Cynthia Shereda
Charles Burdick	Name:	Cynthia Shereda
	Title:	Executive Vice President, General Counsel and Corporate Secretary

12/8/08		12/5/08
Date		Date

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